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                                                                          EXHIBIT 12.1

                         ALBERTSON'S, INC. AND SUBSIDIARIES
           STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                   53 Weeks 52 Weeks 52 Weeks  52 Weeks 52 Weeks 39 Weeks  39 Weeks
                                    Ended    Ended     Ended    Ended    Ended    Ended    Ended
                                   Feb. 3,  Feb. 2,   Feb. 1,  Jan. 30, Jan. 29, Oct. 30,  Oct. 29,
                                     1994     1995     1996      1997     1998     1997     1998

                                                        (dollars in thousands)

Earnings before income taxes and
cumulative effects of accounting
changes                            $552,215 $678,652  $758,501 $794,847 $826,903 $551,436  $602,824
Add:
 Portion of rents representative
 of interest                         46,774   47,753    49,832   52,439   53,901   40,797    42,349
 Interest expense, including
 amortization of debt discount       41,257   53,260    47,916   58,023   74,695   54,913    70,716
 Amortization of previously
 capitalized interest                 1,750    1,964     2,172    2,588    2,900    2,139     2,435
                                   --------  -------  -------- -------- -------- --------  --------

Earnings, as adjusted              $641,996 $781,629  $858,421 $907,897 $958,399 $649,285  $718,324
                                   ======== ========  ======== ======== ======== ========  ========
Fixed charges:
  Interest expense, including
  amortization of debt discount     $41,257  $53,260   $47,916  $58,023  $74,695  $54,913   $70,716
  Capitalized interest                4,219    3,974     7,428    6,378    8,683    5,731     6,664
  Portion of rents representative
  of interest                        46,774   47,753    49,832   52,439   53,901   40,797    42,349
                                     ------   ------    ------   ------   ------   ------    ------
Total fixed charges                 $92,250 $104,987  $105,176 $116,840 $137,279 $101,441  $119,729
                                    ======= ========  ======== ======== ======== ========  ========
Ratio of earnings to fixed charges     6.96     7.45      8.16     7.77     6.98     6.40      6.00
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NOTE: For the purpose of calculating the ratio of earnings to fixed charges, (a) earnings have been calculated by adding fixed charges
      (excluding capitalized interest) to earnings from operations before taxes and cumulative effects of accounting changes, and (1) fixed charges consist of gross interest costs, whether expensed or capitalized, amortization of debt discount and expense and that portion of rental expense that represents interest.